INFOCROSSING LOGO

Contacts:
Chairman/CEO                            Chief Financial Officer
Zach Lonstein                           William McHale
Infocrossing, Inc.                      Infocrossing, Inc.
(201) 840-4726                          (201) 840-4732
zlonstein@infocrossing.com              wmchale@infocrossing.com

Investor Relations
Matthew Hayden
Hayden Communications, Inc.
(858) 704-5065

           INFOCROSSING REPORTS EARNINGS OF $0.11 PER SHARE ON REVENUE
             OF $37.5 MILLION FOR FIRST QUARTER ENDED MARCH 31, 2005

     FISCAL 2005 GUIDANCE REAFFIRMED; SECOND QUARTER 2005 GUIDANCE PROVIDED

LEONIA, NJ, May 10, 2005 -- Infocrossing, Inc. (Nasdaq: IFOX) a provider of selective IT outsourcing and business processing solutions announced today financial results for the first quarter ended March 31, 2005.

                              KEY FINANCIAL RESULTS
      (All numbers in thousands, except percentages and per share amounts)

                          Q1 2005     Q1 2004    Increase   % Change

Revenue                   $37,527     $15,176     $22,351     147.3%
EBITDA                     $8,143      $2,851      $5,292     185.6%
Income from operations     $5,523      $1,247      $4,276     342.9%
Net income                 $2,437        $775      $1,662     214.5%

EPS - diluted               $0.11       $0.05       $0.06     120.0%

Diluted shares             27,338      17,146      10,192      59.4%


Zach Lonstein, Chairman and Chief Executive Officer of Infocrossing, stated "We are extremely pleased with the results for the first quarter of 2005. We met our guidance for earnings per share on slightly better than projected revenue, and our pipeline of new business opportunities continues to build. With enhanced service offerings, a national data center infrastructure, and a highly skilled professional staff, we are being invited to participate in larger, more complex outsourcing engagements more frequently than at any other time in our history. While these opportunities have a longer sales cycle, they provide greater revenue potential, and we are optimistic about the balance of 2005 and beyond."

For the first quarter of 2005, Infocrossing reported revenue of $37,527,000, an increase of $22,351,000, or 147.3% compared with revenue of $15,176,000 reported for the first quarter of 2004. Excluding acquisitions, revenue growth was $1,266,000, or 8.3%.

Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 185.6% to $8,143,000 during the first quarter of 2005, an increase of $5,292,000 over EBITDA of $2,851,000 reported for the first quarter of 2004. EBITDA growth benefited from higher revenue and the Company's success in leveraging its operational infrastructure to support new clients and acquisitions. Infocrossing uses EBITDA because it considers such information an important supplemental measure of its operating performance and believes EBITDA is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. A reconciliation of EBITDA to net income follows in Appendix A.

Income before taxes was $4,058,000, an increase of 597.3% from $582,000 for the first quarter of 2004. As a result of the Company's profitability and forecasts for future periods, Infocrossing released approximately $12.5 million of a deferred tax valuation allowance in the fourth quarter of 2004. Accordingly, first quarter 2005 income taxes were accrued at a 39.9% rate, but were payable at a rate of 7.2% because of the utilization of deferred tax assets available to offset a portion of the Company's taxable income. The Company will enjoy the cash benefit of these deferred assets through lower taxes payable in the future.

Net income for the current period was $2,437,000 or $0.11 per diluted share compared with net income of $775,000 or $0.05 per diluted share for the same period last year. For the first quarter of 2005, net income reflects a full burden of income taxes whereas for the first quarter of 2004, net income reflected a net tax benefit. Tax expense for the first quarter of last year was a net tax benefit of $193,000. For the first quarter of 2005, the tax expense of $1,621,000 represents a decrease of $0.06 per diluted share for the first quarter of 2005. In contrast, net income for the first quarter of last year increased by $0.01 per diluted share as a result of the net tax benefit of $193,000. The weighted average number of shares and share equivalents used to calculate EPS was 27,338,000 shares for the current period compared with 17,146,000 shares for the first quarter of 2004. The share count increase was a result of the issuance of 2.9 million shares in a private placement in 2004, the potential issuance of 4.7 million shares from the conversion of $72.0 million of contingently convertible notes also issued in 2004, and the improved market value of the Company's shares.

2005 First Quarter Business Highlights

o Added $10.8 million in incremental revenue commitments over contract terms of up to 5 years in length of which approximately 90% will be realized within three years of the commencement of services.

o Completed the integration of Infocrossing West, Inc., formerly ITO Acquisition Corporation d/b/a Systems Management Specialists.

o Completed the planning phase and commenced the implementation phase of the integration of IHS.

o Generated the largest pipeline of organic growth opportunities in the Company's history based on the contract value of potential transactions in which the Company has been selected as a potential finalist.

o Filed a shelf registration to permit the Company to issue up to $125 million in common stock, preferred stock, warrants, senior debt, subordinated debt, and units.

Business Outlook

The Company's previously issued fiscal 2005 projections of revenue of $167.0 to $170.0 million; net income of $18.2 to $18.8 million; and EPS of $0.72 to $0.74 remains unchanged.

For the second quarter of fiscal 2005, the Company expects revenue of approximately $37.5 million; net income of approximately $2.4 million; EPS of approximately $0.11; and fully diluted shares of approximately 27.3 million shares.

"The reaffirmation of our guidance is based on our expectation that we will be able to execute our growth strategy of building our business through the addition of new customers, the expansion of our services to existing customers, and the acquisition of companies which fit our strategic requirements," Mr. Lonstein concluded.

Infocrossing will hold a conference call for investors and analysts on Tuesday, May 10, 2005 at 4:30 p.m. EDT to discuss results for the Company's first quarter of 2005. The call-in number for the live audio call beginning at 4:30 p.m. EDT is 1-973-409-9259. A live web cast of the conference call will also be available on Infocrossing's website at http://www.infocrossing.com. An audio replay of the conference call will be available from 6:30 p.m. EDT on Tuesday, May 10, 2005, for seven days at 973-341-3080. The pass code for the replay is 5984285. A webcast of the conference call will be available for 30 days following the call at http://www.infocrossing.com.

This call is being webcast by ViaVid Broadcasting and can be accessed at Infocrossing's website at www.infocrossing.com. The webcast may also be accessed at ViaVid's website at www.viavid.net. The webcast can be accessed through June 9, 2005 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:
www.microsoft.com/windows/windowsmedia/en/download/default.asp


EBITDA represents net income before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information an important supplemental measure of its performance and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies with comparable market capitalization, many of which present EBITDA when reporting their results. The Company also uses EBITDA for the following purposes: (1) EBITDA is one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees; (2) the Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence; (3) EBITDA is also used by prospective and current lessors as well as potential lenders to evaluate potential transactions with the Company; and (4) EBITDA is also used by us to evaluate and price potential acquisition candidates.


EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and
(c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should not be considered as a principal indicator of the Company's performance. The Company compensates for these limitations by relying primarily on the Company's GAAP results and using EBITDA only supplementally.


ABOUT INFOCROSSING, INC. (http://www.infocrossing.com)
                          ---------------------------
Infocrossing, Inc. (IFOX) is a provider of selective IT outsourcing services, delivering the computing platforms and proprietary systems that enable companies, regardless of industry, to process data and share information within their business, and between their customers, suppliers and distribution channels. Leading companies leverage Infocrossing's robust computing infrastructure, skilled technical team, and process-driven operations to reduce costs and improve service delivery by outsourcing the operation of mainframes, mid-range, open system servers, networks, and business processes to Infocrossing.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including, but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of the Company's products and services in the marketplace; competitive factors; closing contracts with new customers on favorable terms; expanding services to existing customers; new products; technological changes; the Company's dependence upon third-party suppliers; intellectual property rights; difficulties with the identification, completion, and integration of acquisitions, including the integration of Infocrossing Healthcare Services, Inc., f/k/a Verizon Information Technologies Inc., and other risks. For any of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

(financial tables follow)

                       INFOCROSSING, INC. & SUBSIDIARIES
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
              (UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED MARCH 31,
                                                  2005              2004
                                              --------------    --------------
Revenues                                           $37,527           $15,176
                                              --------------    --------------
Costs and expenses
Cost of revenues                                    25,847            10,223
Selling and promotion                                  958               736
General and administrative                           2,579             1,366
Depreciation and amortization                        2,620             1,604
                                              --------------    --------------
Total costs and expenses                            32,004            13,929
                                              --------------    --------------
Income from operations                               5,523             1,247
                                              --------------    --------------
Interest expense                                     1,591               703
Interest income                                       (126)              (38)
                                              --------------    --------------
Net Interest expense                                 1,465               665
                                              --------------    --------------
Income before income taxes                           4,058               582
Income tax (benefit) expense                         1,621              (193)
                                              --------------    --------------
Net income                                          $2,437             $ 775
                                              ==============    ==============

Basic earnings per share                             $0.12             $0.05
                                              ==============    ==============
Weighted average number of common shares
outstanding                                         20,087            15,193
                                              ==============    ==============

Diluted earnings per share                           $0.11             $0.05
                                              ==============    ==============
Fully diluted weighted average number of
common shares outstanding                           27,338            17,146
                                              ==============    ==============

Certain reclassifications were made to prior period amounts to conform to the current presentation.

                       INFOCROSSING, INC. & SUBSIDIARIES
                     SUMMARY OF CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                MARCH 31, 2005    DECEMBER 31, 2004
                                --------------    -----------------
                                 (UNAUDITED)
ASSETS
  Cash and equivalents             $35,257            $26,311
  Accounts receivable               26,009             26,707
  Other current assets               8,825              7,733
                                 ----------         ----------
  Total current assets              70,091             60,751
  Property and equipment, net       27,002             25,113
  Goodwill                         103,976            103,177
  Other non current assets          26,337             27,609
                                 ----------         ----------
Total Assets                      $227,406           $216,650
                                 ==========         ==========

LIABILITIES AND
   STOCKHOLDERS' EQUITY
  Current liabilities             $ 22,962           $ 22,569
  Notes payable, long-term debt
    and capitalized leases         101,857            100,432
  Other liabilities                  2,534              2,412
                                 ----------         ----------
  Total liabilities                127,353            125,413
  Common stockholders' equity      100,053             91,237
                                 ----------         ----------
Total liabilities and common
   stockholders' equity           $227,406           $216,650
                                 ==========         ==========



Certain reclassifications were made to prior period amounts to conform to the current presentation.

SUPPLEMENTARY INFORMATION

APPENDIX A
EBITDA RECONCILIATION
The reconciliation of EBITDA with net income for the quarters ended March 31, 2005 and 2004, respectively, is as follows (in thousands):

                                          THREE MONTHS ENDED MARCH 31,
                                            2005               2004
                                          --------          ---------

Net Income                                 $2,437             $ 775
Add (deduct)
  Income tax provision (benefit)            1,621              (193)
  Net interest expense                      1,465               665
  Depreciation and amortization             2,620             1,604
                                          --------          --------
EBITDA                                     $8,143            $2,851
                                          ========          ========


Certain reclassifications were made to prior period amounts to conform to the current presentation.



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